U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 FORM 10-SB/A-6

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                                       OF
                             SMALL BUSINESS ISSUERS

                          Under Section 12(b) or (g) of
                       The Securities Exchange Act of 1934

                           HOMEOWNERS FINANCIAL CORP.
(Name of Small Business Issuer in its charter)


        Delaware                                    13-2747380
(State of other jurisdiction                (I.R.S. Employer Identification No.)
 of incorporation or
 organization)

           2075 West Big Beaver Road, Suite 550, Troy, Michigan 48084 (Address or principal executive offices)

                    Issuer's telephone number (800) 723-6001

Securities to be registered under Section 12(b) of the Act:  None

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
  Not applicable                                          Not Applicable

Securities to be registered under Section 12(g) of the Act:

Common Stock, $.01 par value
Title of Class

                                     PART I


Item 1. Description of Business


     See the "Business," "Risk Factors," "The Reorganization," "Use of Proceeds" and "Underwriting" sections of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

     See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


Item 3. Description of Property

     See the "Business - Facilities" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


Item 4. Security Ownership of Certain Beneficial Owners and Management

     See the "Principal Security Holders" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


Item 5. Directors, Executive Officers, Promoters and Control Persons

     See the "Management" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.

Item 6. Executive Compensation

     See the "Management - Remuneration" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


Item 7. Certain Relationships and Related Transactions

     See the "Certain Transactions" and "The Reorganization" sections of the Prospectus contained in, and "Item 26. Recent Sales of Unregistered Securities" of Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


Item 8. Description of Securities.

     See the "Description Of Securities" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.


                                     PART II

Item 1. Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters

     See the "Market Price Of Securities" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.

Item 2. Legal Proceedings.

     See the "Legal Proceedings" section of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.

Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

     There have been no changes in, or disagreements with the Company's independent accountants with respect to accounting and/or financial disclosure.

Item 4. Recent Sales of Unregistered Securities.

     See "Part II, Item 26. Recent Sales of Unregistered Securities" contained in Amendment No. 3 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33-94882) filed with the Commission on or about July 9, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended. See also, "The Reorganization" and "Certain Transaction" sections of the Prospectus contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33- 94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.

                                     PART FS

     See the Financial Statements of the Company and Developers Mortgage Company contained in Amendment No. 8 to the Registrant's Registration Statement on Form SB-2 (SEC File No. 33- 94882) filed with the Commission on or about November 7, 1996, attached hereto and incorporated by reference herein pursuant to Rule 12b-23 promulgated under the Securities Exchange Act of 1934, as amended.

                                    PART III

Items 1&2. Index to Exhibits and Description of Exhibits.

  2.a                 Articles of Incorporation*
  2.b                 Amendments to Certificate of Incorporation*
  2.c                 Certificate of Designations - Series B Preferred Stock(3)
  2.d                 Certificate of Designations - Series C Preferred Stock(4)
  2.e                 By-Laws*

  6.a                 The 1994 Incentive Stock Option Plan*

 10.a                 Acquisition Agreement with FIS*
 10.b                 Warehouse Credit Agreement with Franklin Federal Bancorp*
 10.c                 Servicing Loan Agreement with Franklin Federal Bancorp*
 10.d                 Lease Agreement-Dallas *
 10.e                 ISB Stock Purchase Agreement(1)
 10.f                 DMC Purchase and Sale Agreement(1)
 10.g                 Lease Agreement-Troy(1)
 10.h                 Agreement-FIS acquisition of HOFCA(1)
 10.i                 Barnett Bank Promissory Note(1)
 10.j                 ISB Loan Documents(1)
 10.k                 Voting Trust Agreement and Amendment(2)
 10.l                 Credit Agreement with First Bank National Association(2)

 23.a                 Consent of Wallace  Sanders &  Company,  Certified  Public
                      Accountants
 23.b                 Consent of KPMG  Peat   Marwick  LLP,   Certified   Public
                      Accountants

----------------
    *  Previously filed.

(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB- 2, SEC File No. 33-94882, filed with the Commission on or about July 20, 1995 and incorporated herein by reference.

(2) Previously filed as an Exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, SEC File No. 33-94882, filed with the Commission on or about October 17, 1995 and incorporated herein by reference.

(3) Previously filed as an Exhibit to the Company's Annual Report on Form 10-KSB, SEC File No. 0-25744, filed with the Commission on or about April 26, 1996, and incorporated herein by reference.

(4) Previously filed as an Exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form SB-2, SEC File No. 33-94882, filed with the Commission on or about July 9, 1996 and incorporated herein by reference.

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Company caused this Amendment No. 6 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           HOMEOWNERS FINANCIAL CORP.


Dated: October 31, 1996                    By: /s/ Christian W. Pfluger III
                                           --------------------------------
                                           Christian W. Pfluger III, President